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                                                          Filed Pursuant to Rule
                                                          424(b)(3) Registration
                                                          No. 333-121263

                   FINAL TERMS NO. 1775 DATED 15 NOVEMBER 2007

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $9,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2009,
CURRENTLY TOTALING A$ 4,089,016,000.00 (A$ 2,680,678,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006 (as amended by the supplement to prospectus supplement dated July 21, 2006), which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

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1.  (i)   Issuer:                            Queensland Treasury Corporation

    (ii)  Guarantor:                         The Treasurer on behalf of the
                                             Government of Queensland

2.        Benchmark line:                    2009
                                             (to be consolidated and form a single series
                                             with QTC 6% Global A$ Bonds due 14 July,
                                             2009, ISIN US748305BB44)

3.        Specific Currency or Currencies:   AUD ("A$")

4.  (i)   Issue price:                       100.256%

    (ii)  Dealers' fees and commissions      No fee or commission is payable in respect of
          paid by Issuer:                    the issue of the bond(s) described in these
                                             final terms
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                                             (which will constitute a "pricing supplement"
                                             for purposes of any offers or sales in the
                                             United States or to U.S. persons). Instead,
                                             QTC pays fees and commissions in accordance
                                             with the procedure described in the QTC
                                             Offshore and Onshore Fixed Interest
                                             Distribution Group Operational Guidelines.

5.        Specified Denominations:           A$1,000

6.  (i)   Issue Date:                        16th November 2007

    (ii)  Record Date:                       6 January/6 July. Security will be
                                             ex-interest on and from7 January/7 July.

    (iii) Interest Payment Dates:            14 January/14 July

7.        Maturity Date:                     14 July 2009

8.        Interest Basis:                    6 per cent Fixed Rate

9.        Redemption/Payment Basis:          Redemption at par

10.       Change of Interest Basis or        Not Applicable
          Redemption/Payment Basis:

11. (i)   Status of the Bonds:               Senior and rank pari passu with other senior,
                                             unsecured debt obligations of QTC

    (ii)  Status of the Guarantee:           Senior and ranks pari passu with all its
                                             other unsecured obligations

12.       Method of distribution:            Non-syndicated

                     PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions
          Applicable

    (i)   Rate(s) of Interest:               6 percent per annum payable semi-annually in
                                             arrears

    (ii)  Interest Payment Date(s):          14 January and 14 July in each year up to and
                                             including the Maturity Date

    (iii) Fixed Coupon Amount(s):            A$30 per A$1,000 in nominal amount

    (iv)  Determination Date(s):             Not Applicable

    (v)   Other terms relating to the        None
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          method of calculating interest
          for Fixed Rate Bonds:

                             PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:           A$1,000 per bond of A$1,000 Specified
                                             Denomination (N.B. If the Final Redemption
                                             Amount is different from 100% of the nominal
                                             value the Notes will be derivative securities
                                             for the purposes of the Prospectus Directive
                                             and the requirements of Annex XII to the
                                             Prospectus Directive Regulation will apply
                                             and the Issuer will prepare and publish a
                                             supplement to the prospectus supplement)

15.       Early Redemption Amount(s)         Not Applicable
          payable on redemption for
          taxation reasons or on event of
          default and/or the method of
          calculating the same:

                        GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                     Permanent Global Note not exchangeable for
                                             Definitive Bonds

17.       Additional Financial Centre(s)     Not Applicable
          or other special provisions
          relating to Payment Dates:

18.       Talons for future Coupons or       No
          Receipts to be attached to
          Definitive Bonds (and dates on
          which such Talons mature):

19.       Other terms or special             Not Applicable
          conditions:

                                       DISTRIBUTION

20. (i)   If syndicated, names and           Not Applicable
          addresses of Managers and
          underwriting commitments:

    (ii)  Date of Dealer Agreement:          15th November 2007 (the "Trade Date")

    (iii) Stabilizing Manager(s) (if any):   Not Applicable

21.       If non-syndicated, name and        The Toronto-Dominion Bank
          address of relevant                Level 24
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          Dealer:                            9 Castlereagh Street
                                             Sydney NSW 2000

22.       Whether TEFRA D or TEFRA C rules   TEFRA Not Applicable
          applicable or TEFRA rules not
          applicable:

23.       Additional selling restrictions:   Not Applicable

LISTING APPLICATION

These final terms comprise the final terms (which will constitute a "pricing supplement"
for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the
A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
           Duly authorized
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                                PART B - OTHER INFORMATION

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1.    LISTING AND ADMISSION TO TRADING

(i)   Listing:                               Bourse de Luxembourg.

(ii)  Admission to trading:                  Application has been made for the bonds to be
                                             admitted to trading on the regulated market
                                             of the Bourse de Luxembourg with effect from
                                             the Issue Date.

2.    RATINGS

      Ratings:                               The bonds to be issued have been rated:

                                             S&P:       AAA
                                             Moody's:   Aaa

                                             An obligation rated 'AAA' by S&P has the
                                             highest credit rating assigned by Standard &
                                             Poor's. The obligor's capacity to meet its
                                             financial commitment on the obligation is
                                             extremely strong.

                                             Obligations rated Aaa by Moody's are judged
                                             to be of the highest quality with minimal
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                                             credit risk.

                                             A credit rating is not a recommendation to
                                             buy, sell or hold securities and may be
                                             revised or withdrawn by the rating agency at
                                             any time. Each rating should be evaluated
                                             independently of any other rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:                 See "Use of Proceeds" section in the
                                             prospectus supplement.

(ii)  Estimated net proceeds:                Not Applicable.

(iii) Estimated total expenses:              Not Applicable.

5.    YIELD

      Indication of yield:                   7.15%

                                             Calculated as 7 basis points less than the
                                             yield on the equivalent A$ Domestic Bond
                                             issued by the Issuer under its Domestic A$
                                             Bond Facility on the Trade Date.

                                             The yield is calculated on the Trade Date on
                                             the basis of the Issue Price. It is not an
                                             indication of future yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                             US748305BB44

(ii)  Common Code:                           008568618

(iii) CUSIP Code:                            748305BB4

(iv)  Any clearing system(s) other than      Not Applicable
      Depositary Trust Company, Euroclear
      Bank S.A./N.V. and Clearstream
      Banking, societe anonyme and the
      relevant identification number(s):

(v)   Delivery:                              Delivery free of payment

(vi)  Names and addresses of additional      Not Applicable
      Paying Agent(s) (if any):
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